Exhibit 10.1

Licensing Agreement
Tauriga Sciences, Inc. and Green Hygienics, Inc.

This AGREEMENT is made as of May 31, 2013, between Tauriga Sciences, Inc., a corporation organized and existing under the laws of the State of Florida having offices at 39 Old Ridgebury Road, Danbury, Connecticut 06180 ("Licensee") and Green Hygienics, Inc., a corporation organized and existing under the laws of the State of Florida having offices at 316 Del Prado Blvd. S., Suite 204, Cape Coral, Florida 33990 ("Licensor"), and wholly-owned subsidiary of Green Innovations Ltd. (“GNIN”).

WITNESSETH:

WHEREAS, Licensor has certain products related to hospital grade wipes, including paper, green and 100% tree-free bamboo-based and biodegradable (the “Products,” see Exhibit A), and
WHEREAS, Licensee desires to acquire the marketing rights for the Products of the Licensor through a licensing agreement, and
WHEREAS, Licensor desires to grant to Licensee, a North American exclusive license to market and sell the Products of the Licensor to commercial users of these Products (“Marketplace”), and

WHEREAS, Licensee desires to acquire the aforesaid license, and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

1.           License.
(a)           Licensor hereby grants to Licensee, subject to the terms and conditions hereof, the exclusive license to use Licensor's Products, Know-how and commercial and technical information to market and sell the Products to commercial users.
(b)           Licensor shall provide information on all Know-how, technical information, techniques, and other technical information, as requested, within a reasonable period of time.

2.           Definitions.
(a)           Know-how:  All patent applications, inventions, discoveries, data, improvements, techniques, technology, formulae, processes, plans or programs, useful, related to, or necessary to  formulate, handle, or utilize the Products, now or hereafter owned or controlled by Licensor prior to the termination of this Agreement to the extent to which Licensor has the right to grant licenses of the scope herein granted.
(b)           Products:  All hospital grade wipes for commercial applications, employing or derived from Licensor Know-how, as well as improvements, modifications, additions, adaptations, or new models designed or developed by, for or in association with Tauriga Sciences, Inc., its agents or sublicensees, to any of the foregoing, together with subassemblies, components, parts and supplies therefore (other than commercially available parts and supplies not provided as part of the original order).
(c)           Licensing Fee:  Fee to be paid by Licensee to Licensor for the marketing rights of the Products.
(d)           Licensor Component:  That part of the technical information developed by Licensor that consists of patents, copyrights, trade secrets, trademarks or service marks as well as all parts and components based upon or derived from Licensor Know-how pertaining to the Licensor Component.
(e)           Term of the Agreement:  Five years from the date of this Agreement.  The Agreement will auto renew for an additional five years if agreed to by both parties of this Agreement.

3.           Licensing Fees.
(a)           Fees:  In consideration for the license and as a condition of the license remaining in force, Licensee shall pay Licensor $65,000 upon the execution of this Agreement.  Upon receipt by Licensee of samples of the Products, along with the appropriate marketing material, Licensee shall pay Licensor an additional $185,000 within ninety (90) days of receipt.
(b)           Stock Consideration:  The Licensee and Licensor agree to a stock swap of each of their respective restricted common stock traded under the symbols TAUG and GNIN, respectively.  The value of the stock for TAUG and GNIN will be assigned at $0.0575 and $0.40, respectively.  The shares to be issued by Licensee to the Licensor will be 4,347,826 shares of common stock and shares to be issued by Licensor to the Licensee will be 625,000 shares of common stock.  The shares to the Licensee will be issued pro rata with the payments listed in Item 3.a.  Licensee may defer and have one stock certificate issued at the completion even though the pro rata amount would be deemed as earned and issuable.  Upon the receipt of the initial $65,000 from GNIN by TAUG, the first tranche of shares have already been paid for and or earned.

4.           Cost of Products.  The Licensee and Licensor agree that the profit to be recognized by each party shall be equal to fifty percent (50%) of the profit (defined under GAAP and, in this case, as the final selling price by the Licensee to a third party less the actual cost of the Product paid for by the Licensor to have the Product ready for resale).  Therefore, the Product will be maintained in a facility controlled by the Licensor until the time for shipment to a customer of the Licensee.  The Licensee shall bill the third party and provide a copy of the invoice to the Licensor.  The Licensor shall invoice the Licensee for the actual cost of the Product as incurred by the Licensor, inclusive of product cost, freight for delivery to the Licensor, applicable taxes, and any additional costs related to the delivery of the Product to the buyer of the Product, plus fifty percent (50%) of the difference between the final selling price and the delivered cost.  Therefore, the Licensee and the Licensor shall recognize an identical profit on the sale.  The payment by the Licensee to the Licensor shall be within fifteen (15) days of receipt of payment from the buyer to the Licensee.

5.           Term.  The initial term of this Agreement shall be for five (5) years from the date hereof unless earlier terminated pursuant to the terms hereof.  Thereafter, so long as Licensee is not in default, this Agreement may be extended by Licensee for five (5) additional years under terms and conditions, to be re-negotiated by the Licensor.  If this Agreement is terminated before the end of the initial term then the Licensee, its agents or sublicensees shall not engage, directly or indirectly, in any part of the business of manufacturing, marketing or servicing of Products based upon or derived from Licensor Know-how for a period of five (5) years.

6.           Confidentiality.
(a)           Licensee recognizes that trade secrets and other proprietary information of Licensor will be conveyed to Licensee pursuant to this Agreement, and Licensee agrees to keep such information in confidence and not to disclose it during or within five (5) years after the term of this Agreement to third parties other than Licensee Affiliates that are bound by confidentiality restrictions as set forth herein and as required by Licensor’s Intellectual Property Protection Program. This confidentiality provision shall survive the early termination or cancellation of this Agreement, and remain in full force.
(b)           The restrictions set forth in subparagraph (a) of this paragraph shall not apply to any information (i) well-known and in the public domain at the time of disclosure; (ii) known to Licensee at the time it was disclosed to it by Licensor as shown by documentation establishing such prior knowledge; (iii) disclosed with the prior written approval of Licensor; and (iv) rightfully disclosed to Licensee by a third party other than a Licensee Affiliate.

7.           Technical Data.  Within ten (10) days after the execution of this Agreement, Licensor shall provide Licensee with a complete description of all Licensor patent applications, plans, specifications, and instructions and drawings, for the manufacture and use of Products, provided, however, that all such materials shall remain the property of Licensor.

8.           Sufficient Information.  Licensee may terminate this license within ninety (90) days hereof if the data and information delivered to it by Licensor is not, in Licensee's opinion, sufficient to market and sell Products, and in such event, Licensee shall have no further financial obligation hereunder and any payments made under paragraphs 3 and 4 shall be refunded

9.           Relationship.  Licensee and Licensor shall act as principals in all respects hereunder, and nothing herein shall be construed to constitute either as the agent, partner, or joint venturer of the other.

10.           Litigation.  Licensee may at its own expense prosecute any suits or other proceedings against third parties for infringement of Licensor patents or for theft or misuse of the industrial property of Licensor licensed hereunder, and shall be entitled to retain all judgments or other recoveries.  In the event that a third party alleges that Licensee infringes any United States patents owned or controlled by such third party by virtue of the manufacture, sale or use of products, except for improvements thereto by Licensee, Licensor shall indemnify Licensee for all such claims, demands, damages and cost, including reasonable attorneys' fees; provided, however, that this indemnity is conditioned upon Licensee notifying Licensor in writing promptly of the receipt of any claim or the filing of any action, suit or litigation for which Licensor would be liable under the above indemnity and Licensee tendering to Licensor the full defense and direction thereof; and provided, further, that this indemnity shall be deemed waived by Licensee in the event of a compromise or settlement of any such alleged infringement by Licensee without first obtaining the consent in writing of Licensor, which consent shall not be unreasonably withheld.  In addition, Licensee shall not incur any expenses covered by this indemnity over one thousand dollars ($1,000) without approval of Licensor, which shall not be unreasonably withheld, Licensee shall be solely responsible for ensuring the compliance of Products with all safety or other standards under any applicable law, rule or order, of any competent governmental authority.

11.           Termination.
(a)           In the event of the failure of Licensee to pay royalties in full in a prompt manner, or make the required minimum purchases hereunder, or in the event of Licensee's failure to observe or comply with any of the other terms and conditions of this Agreement and such failure is not corrected within thirty days after written notice thereof is given to Licensee, if within such period due diligence is not exercised by Licensee to correct such failure, the entire unpaid balance of the minimum royalties will be due to the date of termination pursuant to paragraph 3 hereof shall become immediately due and payable, and the licenses granted to Licensee may be terminated forthwith by Licensor upon furnishing a written notice to that effect to Licensee.
(b)           In the event that Licensee shall become insolvent, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of creditors, or file a petition for bankruptcy or permit a petition for bankruptcy against it to remain undismissed for a period of sixty (60) days, or go into liquidation or receivership, or become a party to dissolution proceeding or be admitted as a party to any statutory procedure for the settlement of its debts, Licensor shall have the right and option upon written notice to Licensee to terminate forthwith the licenses granted herein to Licensee.
(c)           In the event of termination, however occasioned, the entire unpaid balance as of the date of termination under paragraph 3 shall become immediately due and payable.
(d)           In the event of termination, however occasioned, Licensee, its agents or sublicensees shall return to Licensor all printed or written materials containing, based upon, or derived from Licensor Know-how, and shall make no further use of such Know-how, or of Licensor patents, if any.  Licensee shall have the option to purchase from Licensor or its Affiliates any or all of Licensor's inventory at cost, and the assignability of the licensing agreement between American Hygienics Corporation and Green Hygienics, Inc.  Licensee will undertake to examine favorably such inventory and acquire on the aforesaid basis from Licensor such items as may be commercially reasonable for it to acquire.
(e)           In the event of termination, however occasioned, Licensor shall not have any liability or responsibility for compensation, reimbursement, indemnification or damages on account of the loss of prospective business by Licensee or on account of expenditures, investments, leases or commitments made by Licensee.
(f)           In the event of termination, under subparagraph (a) and (b) above, Licensor at its option shall have the exclusive worldwide right to, use and sell, lease, loan, rent or otherwise dispose of, with full right to assign or sublicense, any improvements, to Licensor Know-how developed or owned by Licensee subject for 90 days. Inventory containing the Products shall be disposed of thereafter, unless approved in writing by the Licensor.

12.           Representations and Warranties of Licensor.  Licensor represents and warrants to Licensee that,
(a)           To the best of the knowledge of Licensor, Licensor is the exclusive owner of all Know-how licensed hereunder and shall use its best efforts to prosecute its pending patent application to completion, and to protect all trade secrets and other intellectual property.
(b)           All proceeds received from Licensee under this license will be applied by Licensor first to satisfy all legal obligations to employees and government instrumentalities, and next to trade creditors, prior to any payments to shareholders for interest on debt, repayment of debt principal, or dividends or other distribution in respect of Licensor stock.
(c)           Licensor has good title to the inventory and equipment to be sold to Licensee hereunder, and such inventory and equipment is, and at the time of conveyance to Licensee shall be, free and clear of all liens or encumbrances.

13.           Miscellaneous.
(a)           Nothing contained in this Agreement shall be construed as (i) a warranty or representation as to the validity or scope of any patent; (ii) an agreement to bring or prosecute actions or suits against third parties for infringement, or conferring any rights to bring or prosecute actions against third parties for infringement except as provided in paragraph 13; (iii) conferring any rights to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation, or simulation thereof, of Licensor except as provided in paragraph 15; (iv) conferring by implication, estoppel, or otherwise, upon Licensee any license or other right in or to any patent, trademark, copyright or Know-how.
(b)           No delay or failure of either party in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude any further exercise thereof.  No modification, amendment, addition, or waiver, of any provision of this Agreement shall be effective unless set forth in a writing signed by Licensor and Licensee which specifically states that such writing is to be a modification, amendment, addition, or waiver, and then only in that specific instance and for the specific purpose for which given.
(c)           This Agreement contains the entire and complete understanding of the parties with respect to the subject matter and merges all prior and contemporaneous understandings.
(d)           This Agreement may not be assigned or sublicensed by Licensee without the prior written consent of Licensor, which shall not be unreasonably withheld.  Where Licensee is permitted to assign or sublicense, this Agreement it shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and sublicensees.
(e)           No remedy conferred herein is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
(f)           Each of the parties hereto shall make, do or cause to be done, such further acts and things, and execute, acknowledge, and deliver, such instruments and documents as may be necessary to effectuate the purposes and intent of this Agreement.
(g)           The invalidity, partial failure of consideration, or unenforceability, of any particular provision of this Agreement shall not affect the validity or enforceability hereof.
(h)           This Agreement may be executed in counterparts, all of which taken together shall be deemed one original agreement.
(i)           This Agreement shall be governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives, thereunto duly authorized, as of the date first above written.

Green Hygienics, Inc.

/s/ Philip Rundle
By: Philip Rundle, Chief Executive Officer

Tauriga Sciences, Inc.

/s/ Seth M. Shaw
By: Seth M. Shaw, Chief Executive Officer

Exhibit A

The Products

The Products are as follows:

●           Disinfectant wipe (Bamboo/Tree free pulp)
●           TBD

The Licensor may have additional products to be sold that would appropriately be included as part of the Products.  Both parties agree to add such products to this Agreement through an addendum to this Agreement.